Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CBOT HOLDINGS, INC.

(Originally incorporated in the State of Delaware on August 15, 2001)

ARTICLE I

NAME

The name of the corporation is CBOT Holdings, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Suite 1B, 9 East Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A. Authorized and Available Shares.

1. Authorized Shares. The total number of shares of capital stock which the Corporation shall have the authority to issue is two hundred and twenty million and one (220,000,001) shares, of which:

a. two hundred million (200,000,000) shares shall be shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), which includes sixteen million four hundred fifty seven thousand one hundred thirty eight (16,457,138) shares that are designated Series A-1, Class A Common Stock, par value $0.001 per share (“Series A-1 Common Stock”), sixteen million four hundred fifty one thousand four hundred twelve (16,451,412) shares that are designated Series A-2, Class A Common Stock, par value $0.001 per share (“Series A-2 Common Stock”) and sixteen million four hundred fifty one thousand four hundred twelve (16,451,412) shares that are designated Series A-3, Class A Common Stock, par value $0.001 per share (“Series A-3 Common Stock”);

b. one (1) share shall be a share of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); and

c. twenty million (20,000,000) shares shall be shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

The Series A-1 Common Stock, the Series A-2 Common Stock and the Series A-3 Common Stock shall be collectively referred to as “Restricted Class A Common Stock” and all other shares of Class A Common Stock shall be referred to as “Unrestricted Class A Common Stock.” The Class A Common Stock, including the Series A-1 Common Stock, the Series A-2 Common Stock and the Series A-3 Common Stock, and the Class B Common Stock shall be collectively referred to as the “Common Stock” and the Common Stock and Preferred Stock shall be collectively referred to as the “Capital Stock.”

2. Available Shares.

a. Immediately following the Effective Date (as that term is defined in Section A of Article VI below), there will be issued and outstanding forty-nine million three hundred fifty-nine thousand eight hundred thirty-six (49,359,836) shares of Restricted Class A Common Stock. At such time, there will be one hundred fifty million six hundred forty thousand one hundred sixty-four (150,640,164) shares of authorized but unissued Unrestricted Class A Common Stock, one (1) share of authorized but unissued Class B Common Stock and twenty million (20,000,000) shares of authorized but unissued Preferred Stock (collectively “Available Capital Stock”). Any issuance of shares of Available Capital Stock shall require the approval of both the Board of Directors (as that term is defined in Section A of Article V below) and the holders of a majority of the Class A Common Stock then outstanding, voting together as a separate class (the “Stockholder Approval Requirement”); provided that the Stockholder Approval Requirement shall lapse and no longer be applicable following such time as the holders of a majority of the outstanding Class A Common Stock, voting together as a single class, approve a proposal to provide the Board of Directors the power to authorize the Corporation to issue all or any portion of the Available Capital Stock in one or more transactions of any nature when and if determined by the Board of Directors in its sole and absolute discretion (the “Second Approval”). In addition, after the Second Approval the Board of Directors shall be authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon.

b. All shares of Restricted Class A Common Stock that automatically convert into Unrestricted Class A Common Stock pursuant to Sections (C) and (D) of Article IV shall be retired and shall not be reissued as shares of any series of Restricted Class A Common Stock, but shall instead resume the status of and become authorized and unissued shares of Unrestricted Class A Common Stock.

B. Common Stock Voting Rights.

1. General. Except as provided in Section B(3) of Article IV, each outstanding share of Class A Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote.

2. Special Voting Rights of the Class A Common Stock.

a. In addition to any greater vote that is required by law, the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock at any annual or special meeting of the stockholders shall be required to effect, in one transaction or in a series of related transactions, (i) any purchase by, investment in, or other acquisition or formation by the Corporation of any business or assets which are, or are intended to be, competitive, as determined by the Board of Directors in its sole and absolute discretion, with the business conducted or proposed to be conducted at such time by the Board of Trade of the City of Chicago, Inc., a for-profit nonstock corporation, which is a subsidiary of the Corporation (including any successor thereto, the “CBOT Subsidiary”), or (ii) any sale (or other transfer) to a third party of assets of the Corporation that constitute a significant amount of the total assets of the Corporation. For purposes of clause (ii) of the foregoing provision, a significant amount of the total assets of the Corporation shall mean 10% of the fair market value of the assets, both tangible and intangible, of the Corporation as of the time of approval by the Board of Directors of the proposed sale (or other transfer), as determined by the Board of Directors in its sole and absolute discretion.

b. In addition to any greater vote that is required by law, in accordance with the terms of the certificate of incorporation of the CBOT Subsidiary, the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock at any annual or special meeting of the stockholders of the Corporation shall be required to permit the Corporation to approve any of the following actions in its capacity as the holder of the Class A membership in the CBOT Subsidiary, in one transaction or in a series of related transactions: (a) any merger or consolidation of the CBOT Subsidiary with or into another entity, (b) any purchase by, investment in, or other acquisition or formation by the CBOT Subsidiary of any business or assets which are, or are intended to be, competitive, as determined by the Board of Directors of the CBOT Subsidiary in its sole and absolute discretion, with the business conducted or proposed to be conducted at such time by the CBOT

Subsidiary, (c) any sale (or other transfer) to a third party of assets of the CBOT Subsidiary that constitute a significant amount of the total assets of the CBOT Subsidiary (as defined in the certificate of incorporation of the CBOT Subsidiary), or (d) any dissolution or liquidation of the CBOT Subsidiary.

3. Special Voting Rights of the Class B Common Stock. The holder of the share of the Class B Common Stock shall have the exclusive right to vote in connection with the election of Subsidiary Directors (as such term is defined in Section B(3) of Article VI below) to the Board of Directors at any annual or special meeting of the stockholders of the Corporation occurring after a Qualified Initial Public Offering. The holder of the share of the Class B Common Stock shall have no other voting rights except as required by law. For purposes of this Certificate of Incorporation, the term “Qualified Initial Public Offering” shall mean an initial public offering of Class A Common Stock, which has occurred following the Second Approval, that has been underwritten by one or more nationally recognized underwriting firms, following which shares of Class A Common Stock are listed on a national securities exchange or quoted on the Nasdaq National Market System, or any successor thereto or any comparable system. The date and time upon which a Qualified Initial Public Offering has occurred shall be determined by the Board of Directors in its sole and absolute discretion, and such determination shall be final and binding upon the stockholders of the Corporation.

C. Restriction on Transfer.

The shares of Restricted Class A Common Stock shall be subject to the following transfer restrictions, and no Restricted Class A Common Stock shall be sold, transferred or otherwise disposed of, except as follows:

1. Transfers Prior to the Second Approval. Prior to the Second Approval, no share of Restricted Class A Common Stock may be sold, transferred or otherwise disposed of except (a) by operation of law, (b) as a Bona Fide Pledge (as such term is defined in Section C(5) of Article IV below) or (c) in a Membership Transfer (as such term is defined in Section C(5) of Article IV below).

2. Transfers Between the Second Approval and a Qualified Initial Public Offering. Except as provided in the second sentence of this Section C(2) of Article IV, following the Second Approval and prior to a Qualified Initial Public Offering, subject to the authority of the Board of Directors to reduce the duration of or to remove the transfer restrictions associated with the shares of Restricted Class A Common Stock and convert such shares of Restricted Class A Common Stock into the same number of shares of Unrestricted Class A Common Stock pursuant to Section C(4) of Article IV below, no share of Restricted Class A Common Stock may be sold, transferred or otherwise disposed of except (a) by operation of law or (b) in a Permitted Transfer as such term is defined in Section C(5) of Article IV below. Notwithstanding the foregoing:

a. on the date (the “Final A-1 Conversion Date”) that is one hundred eighty (180) days after the date that is three (3) years following the Second Approval, all transfer restrictions applicable to the Series A-1 Common Stock and set forth in this Section C(2) of Article IV shall expire and all issued and outstanding shares of Series A-1 Common Stock shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Class A Common Stock on the Final Conversion Date;

b. on the date (the “Final A-2 Conversion Date”) that is three hundred sixty (360) days following the Final A-1 Conversion Date, all transfer restrictions applicable to the Series A-2 Common Stock and set forth in this Section C(2) of Article IV shall expire and all issued and outstanding shares of Series A-1 Common Stock shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Class A Common Stock; and

c. on the date (the “Final A-3 Conversion Date”) that is five hundred forty (540) days following the Final A-1 Conversion Date, all transfer restrictions applicable to the Series A-3 Common Stock and set forth in this Section C(2) of Article IV shall expire and all issued and outstanding shares of Series A-3 Common Stock shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Class A Common Stock.

3. Transfers Following a Qualified Initial Public Offering. Except as provided in the second sentence of this Section C(3) of Article IV, following a Qualified Initial Public Offering, subject to the authority of the Board of Directors to reduce the duration of or to remove the transfer restrictions associated with the Restricted Class A Common Stock and convert such Restricted Class A Common Stock into Unrestricted Class A Common Stock pursuant to Section C(4) of Article IV below, no share of Restricted Class A Common Stock may be sold, transferred or otherwise disposed of except (a) by operation of law or (b) in a Permitted Transfer. Notwithstanding the foregoing, in each case subject to the Corporation’s right to conduct an Organized Sale (as such term is defined in Section D(1) of Article IV below) and the continuation of transfer restrictions pursuant to Section D of Article IV:

a. On the date (the “A-1 Conversion Date”) that is one hundred eighty (180) days following the date of a Qualified Initial Public Offering, all transfer restrictions applicable to the Series A-1 Common Stock and set forth in this Section C(3) of Article IV shall expire and all issued and outstanding shares of Series A-1 Common Stock shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Class A Common Stock on the A-1 Conversion Date;

b. On the date (the “A-2 Conversion Date”) that is three hundred sixty (360) days following the date of a Qualified Initial Public Offering, all transfer restrictions applicable to the Series A-2 Common Stock and set forth in this Section C(3) of Article IV shall expire and all issued and outstanding shares of Series A-2 Common Stock shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Class A Common Stock on the A-2 Conversion Date; and

c. On the date (the “A-3 Conversion Date”) that is five hundred forty (540) days following the date of a Qualified Initial Public Offering, all transfer restrictions applicable to the Series A-3 Common Stock and set forth in this Section C(3) of Article IV shall expire and all issued and outstanding shares of Series A-3 Common Stock shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Class A Common Stock on the A-3 Conversion Date.

4. The Board of Directors shall have the authority, in its sole and absolute discretion, to reduce the duration of, or to remove, in whole or in part, the transfer restrictions set forth in this Section C of Article IV and, in connection therewith, cause the conversion of all or any portion of the outstanding shares of Restricted Class A Common Stock into the same number of shares of Unrestricted Class A Common Stock. Without limiting the foregoing in any manner, the Board of Directors shall have the authority, in its sole and absolute discretion, to approve a transfer of all or any portion of the outstanding Restricted Class A Common Stock as a Conversion Transfer (as such term is defined in Section C(5) of Article IV), or a Non-Conversion Transfer (as such term is defined in Section C(5) of Article IV).

5. Certain Additional Defined Terms Used in this Section C of Article IV.

a. The term “Permitted Transfer” shall mean a Conversion Transfer or a Non-Conversion Transfer.

b. The term “Conversion Transfer” shall mean any of the following transfers (each of which will result in the conversion of the applicable shares of Restricted Class A Common Stock into the same number of shares of Unrestricted Class A Common Stock upon completion of such transfer):

i. transfers to the Corporation;

ii. transfers in a Qualified Initial Public Offering or in an Organized Sale;

iii. transfers to satisfy claims by the CBOT Subsidiary or Class B Members of the CBOT Subsidiary as permitted or required under the certificate of incorporation, bylaws, rules and regulations of the CBOT Subsidiary; and

iv. transfers approved as a Conversion Transfer by the Board of Directors pursuant to Section C(4) of Article IV.

c. The term “Final Conversion Date” means each or all of the Final A-1 Conversion Date, the Final A-2 Conversion Date and the Final A-3 Conversion Date, as the context may require.

d. The term “Non-Conversion Transfer” shall mean any of the following transfers (each of which will result in the applicable shares of Restricted Class A Common Stock remaining Restricted Class A Common Stock upon completion of such transfer):

i. a Membership Transfer;

ii. transfers to (A) the transferor’s spouse or child; provided that the transferor received the applicable Restricted Class A Common Stock immediately following, and as a result of, completion of the transactions that restructured and demutualized the Board of Trade of the City of Chicago, Inc., a not-for-profit, nonstock Delaware corporation (the “Restructuring Transactions”), (B) a trust established for the benefit of the transferor or the transferor’s spouse or child, provided that the transferor received the applicable Restricted Class A Common Stock immediately following, and as a result of, completion of the Restructuring Transactions, (C) the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account, (D) the estate of a deceased holder of Restricted Class A Common Stock, provided that either (1) the deceased holder was a holder immediately following, and as a result of, completion of the Restructuring Transactions or (2) the deceased holder of Restricted Class A Common Stock was a member of the CBOT Subsidiary on the date of death, and such transfer was pursuant to the deceased holder’s will or the applicable laws of descent and distribution, or (E) the beneficiary of an estate referred to in clause (D) above, provided that the transferor is such estate and such beneficiary is the spouse or child of the deceased holder or a trust for the sole benefit of such spouse or child;

iii. a Bona Fide Pledge

iv. pledges as collateral to or assignment for the benefit of the CBOT Subsidiary and clearing members of the CBOT Subsidiary as permitted or required under the certificate of incorporation, bylaws, rules and regulations of the CBOT Subsidiary; and

v. transfers approved as Non-Conversion Transfers by the Board of Directors pursuant to Section (C) 4 of Article IV.

e. The term “Bona Fide Pledge” means a bona fide pledge to a commercial bank, a savings and loan institution or any other lending or financial institution or any Class B Member or clearing member of the CBOT Subsidiary as security for obligations of the holder incurred to acquire a membership in the CBOT Subsidiary.

f. The term “Membership Transfer” means a sale, transfer or disposition of Restricted Class A Common Stock consummated in connection with and conditioned upon the sale, transfer or disposition of a Class B Membership in the CBOT Subsidiary, that results in the number of shares of each series of Restricted Class A Common Stock associated with the series of such Class B Membership, as set forth hereinafter in this Section C(5)(f) of Article IV, being simultaneously sold, transferred or disposed of to the same transferee of such Class B Membership in the CBOT Subsidiary. Except as provided in the last sentence of this Section C(5)(f) of Article IV, the number of shares of Restricted Class A Common Stock that may be sold, transferred or otherwise disposed of in accordance with the preceding sentence is as follows: at least nine thousand one hundred fourteen (9,114) shares of Series A-1 Common Stock, nine thousand one hundred twelve (9,112) shares of Series A-2 Common Stock and nine thousand one hundred twelve (9,112) shares of Series A-3 Common Stock with one (1) Series B-1 Membership in the CBOT Subsidiary; at least three thousand three hundred thirty-four (3,334) shares of Series A-1 Common Stock, three thousand three hundred thirty-three (3,333) shares of Series A-2 Common Stock and three thousand three hundred thirty-three (3,333) shares of Series A-3 Common Stock with one (1) Series B-2 Membership in the CBOT Subsidiary; at least sixteen hundred sixty-eight (1,668) shares of Series A-1 Common Stock, and sixteen hundred sixty-six (1,666) shares of Series A-2 Common Stock and sixteen hundred sixty-six (1,666) shares of Series A-3 Common Stock with one (1) Series B-3 Membership in the CBOT Subsidiary; at least three hundred sixty-eight (368) shares of Series A-1 Common Stock, three hundred sixty-six (366) shares of Series A-2 Common Stock and three hundred sixty-six (366) shares of Series A-3 Common Stock one (1) Series B-4 Membership in the CBOT Subsidiary; and at least eight hundred thirty-four (834) shares of Series A-1 Common Stock, eight hundred thirty-three (833) shares of Series A-2 Common Stock and eight hundred thirty-three (833) shares of Series A-3 Common Stock with one (1) Series B-5 Membership in the CBOT Subsidiary. Notwithstanding the foregoing, for purposes of satisfying the requirements of this Section C(5)(f) of Article IV, a holder of Restricted Class A Common Stock shall not be obligated to sell, transfer or dispose of any Class A Common Stock for which the applicable transfer restrictions have expired in connection with a Scheduled Conversion Date or Final Conversion Date or which have otherwise been reduced or removed by the Board of Directors and have converted into Unrestricted Class A Common Stock in order for such sale, transfer or disposal to constitute a Membership Transfer.

g. The term “Scheduled Conversion Date” means each or all of the A-1 Conversion Date, the A-2 Conversion Date and the A-3 Conversion Date, as the context may require.

In addition, no share of Class B Common Stock may be sold, transferred, or otherwise disposed of except if such sale, transfer or disposition has been previously approved by the holders of a majority of the outstanding voting power of the CBOT Subsidiary.

D. Organized Sales.

1. After completion of a Qualified Initial Public Offering, the Corporation will have the right to organize secondary sales of Class A Common Stock received immediately following, and as a result of, completion of the Restructuring Transactions, which may include an underwritten offering, a sale of Class A Common Stock to one or more purchasers in a limited offering or sales process, a repurchase by the Corporation of Class A Common Stock or such other sales process as the Board of Directors may reasonably determine, including, but not limited to, in connection with primary sales of Class A Common Stock by the Corporation, in connection with any Scheduled Conversion Date (each an “Organized Sale”).

2. In order to exercise its right to conduct an Organized Sale in connection with a Scheduled Conversion Date, the Corporation shall deliver to the holders of all Restricted Class A Common Stock written notice of the Corporation’s intent to conduct an Organized Sale, such written notice to be delivered not later than at least sixty (60) days prior to the applicable Scheduled Conversion Date (the “Organized Sale Notification”). The Organized Sale Notification shall specify with reasonable specificity the nature of the proposed Organized Sale and the then anticipated timing of such proposed Organized Sale. For purposes of this Section D(2) of Article IV, the Organized Sale Notification shall be deemed to be delivered if deposited into the United States mail and sent first class mail to the holders’ addresses as they appear on the books and records of the Corporation.

3. In order to exercise the election to participate in any Organized Sale, a holder of Restricted Class A Common Stock must provide the Corporation written notice of intent to participate in such Organized Sale as directed in the Organized Sale Notification, such notice to be provided no later than twenty (20) days following the date of mailing of the Organized Sale Notification (the “Participation Election”). In addition to any information identified in the Organized Sale Notification as being required to be set forth in the Participation Election, the Participation Election shall specify the series of Restricted Class A Common Stock (either shares of the Series scheduled to convert into Unrestricted Class A Common Stock in connection with such Organized Sale or shares of a series of Restricted Class A Common Stock for which the applicable transfer restriction is not yet scheduled to expire in connection with such Organized Sale) and the number of shares thereof and the number of shares of Unrestricted Class A Common Stock that the holder thereof has elected to include in the applicable Organized Sale and shall include a commitment by the holder to enter into agreements and provide such information as is customary for the type of Organized Sale proposed to be conducted provided such agreements contain commercially reasonable terms. In the event that holders of Restricted Class A Common Stock or Unrestricted Class A Common Stock elect to include more shares in any Organized Sale than the Board of Directors determines in its sole and absolute discretion should be included in such Organized Sale, the Board of Directors shall develop in its sole and absolute discretion a mechanism for determining the number of shares of Restricted Class A Common Stock and Unrestricted Class A Common Stock that may be included in such Organized Sale; provided that, with regard to shares held by such persons (i.e., shares to be offered in secondary sales), preference shall be given first to the series of Restricted Class A Common Stock that is scheduled to convert into Unrestricted Class A Common Stock in connection with the applicable Scheduled Conversion Date, second to Restricted Class A Common Stock that is scheduled to convert into Unrestricted Class A Common Stock in connection with subsequent Scheduled Conversion Dates (in order of occurrence) and third to Unrestricted Class A Common Stock. Each Participation Election shall be irrevocable unless waived by the Corporation.

4. Notwithstanding anything else to the contrary herein, the Corporation shall have no obligation to complete any Organized Sale or, if the Corporation completes an Organized Sale, to include any or all of the shares of Class A Common Stock identified in the Participation Elections related to such Organized Sale. In addition, the Corporation shall have no obligation to include any or all of the shares of Class A Common Stock identified in any Participation Election related to such Organized Sale to the extent the holder thereof has not provided such agreements and information as are required in order to complete such Organized Sale.

5. Except as provided in the following sentence, if the Corporation elects to exercise its right to conduct an Organized Sale and does not complete such Organized Sale before sixty (60) days following the applicable Scheduled Conversion Date, all issued and outstanding shares of the Series of Restricted Class A Common Stock that is scheduled to convert into Unrestricted Class A Common Stock in connection with the applicable Scheduled Conversion Date shall automatically convert into the same number of shares of Unrestricted Class A Common Stock (without any action by the holder) on the sixty-first (61st) day following such Scheduled Conversion Date. Notwithstanding the foregoing, if the Corporation elects to exercise its right to conduct an Organized Sale in connection with the Series A-3 Conversion Date and does not complete such Organized Sale before five hundred forty (540) days following a Qualified Initial Public Offering all issued and outstanding shares of Series A-3 Common Stock shall automatically convert into the same number of shares of Unrestricted Class A Common Stock (without any action by the holder) on the five hundred forty-first (541st) day following a Qualified Initial Public Offering.

6. Notwithstanding anything else in Section C of Article IV to the contrary, if the Corporation properly elects to conduct an Organized Sale in connection with any Scheduled Conversion Date in accordance with the terms of this Section D of Article IV, the applicable Scheduled Conversion Date shall be delayed for all shares of the applicable series of Restricted Class A Common Stock, including shares of Restricted Class A Common Stock not identified in Participation Elections with respect to such Organized Sale, until the ninety-first (91st) day following the later of the (a) applicable Scheduled Conversion Date and (b) date of completion of the applicable Organized Sale, at which time, all issued and outstanding shares of the series of Restricted Class A Common Stock subject to such Scheduled Conversion Date shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Class A Common Stock on such Scheduled Conversion Date. If the Corporation elects not to conduct an Organized Sale in connection with any Scheduled Conversion Date, the applicable Scheduled Conversion Date will occur at the time set forth in Section (C)(4) of Article IV and all issued and outstanding shares of the series of Restricted Class A Common Stock subject to such Scheduled Conversion Date shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Class A Common Stock on such Scheduled Conversion Date.

E. Any purported sale, transfer or other disposition of Common Stock not in accordance with Sections C and D of Article IV shall be void and shall not be recorded on the books of, or otherwise recognized by, the Corporation. In connection with any sale, transfer or other disposition subject to Sections C and D of Article IV, the transferor shall notify the Corporation and its transfer agent, as applicable, as to which provision of Sections C and D of Article IV such sale, transfer or disposition is being effected in compliance with and shall furnish such documents or other evidence as the Corporation or its transfer agent may request to verify such compliance. The shares of Common Stock may be represented by stock certificates that shall have a legend thereon with respect to the applicable restrictions set forth in Sections C and D of Article IV.

Notwithstanding the foregoing provisions of this Section, none of the foregoing restrictions on transfer shall apply to shares of Common Stock held by the Board of Trade of the City of Chicago, Inc., a not-for-profit, nonstock corporation, or the CBOT Subsidiary or any successor thereto.

ARTICLE V

MANAGEMENT OF AFFAIRS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. In accordance with Section 141(a) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of a governing body, which shall be known as the “Board of Directors,” and the composition of which shall be as set forth in Article VI of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation. In addition, pursuant to Section 141(a) of the DGCL, until the first annual election following a Qualified Initial Public Offering, the person appointed to serve as the President and Chief Executive Officer of the Corporation for so long as he or she serves in such capacity, shall be a director (the “President Director”). The President Director shall not be entitled to any voting rights held by other directors until a

Qualified Initial Public Offering according to the procedures set forth in Section E of Article VI of this Certificate of Incorporation. Following a Qualified Initial Public Offering, the President Director will be entitled to the same voting rights held by other directors according to the procedures set forth in Section E of Article VI; provided that, at and after the first annual election following a Qualified Initial Public Offering, the President Director need not be the person serving as President and Chief Executive Officer and shall be subject to election and removal by the stockholders in accordance with this Certificate of Incorporation and applicable law.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, provided that the holder of the share of Class B Common Stock shall, with the prior approval of the Board of Directors (such approval to be given or withheld in the sole and absolute discretion of the Board of Directors), have the right to effect by consent in writing by such holder of the share of Class B Common Stock any action that which would require the approval of the holders of the Class B Common Stock at a duly called annual or special meeting of the stockholders of the Corporation.

D. Special meetings of stockholders of the Corporation may be called by the Chairman of the Board or by the Board of Directors acting pursuant to a resolution adopted by a majority of the members of the Whole Board having voting rights. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Until a Qualified Initial Public Offering, a special meeting shall be called by the Chairman of the Board or the Board of Directors upon receipt by the Secretary of the Corporation of a written demand of the holders of Class A Common Stock entitled to cast 10% of the total number of votes entitled to be cast at such meeting. Any such written demand shall specify the purpose of such special meeting and the special meeting so called shall be limited to the purpose so set forth. The written demand shall also specify the date of such special meeting, which shall be a business day not less than sixty (60) nor more than ninety (90) days from the date of such written demand. Following a Qualified Initial Public Offering, the holders of Class A Common Stock shall have no right to demand that a special meeting of the stockholders be called pursuant to this Section D of Article V.

ARTICLE VI

BOARD OF DIRECTORS

A. Initial Composition of the Board of Directors. Subject to the qualifications set forth in Section B of Article VI, the effectiveness of this amendment and restatement of this Certificate of Incorporation shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights (or no voting rights) associated therewith as were associated with such directorships immediately prior to the effective date of such amendment and restatement (the “Effective Date”), and, except as provided in this Section A of Article VI, the terms of all directors in office prior to the Effective Date shall expire at the annual meeting of stockholders of the Corporation corresponding to the expiration year associated with such directorships prior to the Effective Date. Notwithstanding the immediately preceding sentence, the terms of all non-member directors in office immediately prior to the 2006 annual meeting of stockholders of the Corporation (the “2006 Annual Meeting”) shall expire at the 2006 Annual Meeting.

B. Qualifications for Directors.

1. General Qualifications Prior to the Earlier to Occur of the 2006 Annual Meeting and a Qualified Initial Public Offering. For the period commencing on the Effective Date through the earlier to occur of (a) the date of the 2006 Annual Meeting (or, with respect to any director in office immediately prior to the Effective Date, or any director elected to replace, or appointed to complete the term of office of, any director in office immediately prior to the Effective Date, whose term does not expire until a subsequent annual meeting of the stockholders (each, a “Holdover Director”), prior to such subsequent annual meeting) and (b) a Qualified Initial Public Offering, it shall be a qualification that each director satisfy the qualifications in effect with respect to such director’s directorship under the Amended and Restated Certificate of Incorporation of the Corporation in effect immediately prior to the Effective Date. For purposes of this Section B(1) of Article VI, a person who holds a Series B-1 membership of the CBOT Subsidiary or a Series B-2 membership in the CBOT Subsidiary shall be deemed to be a person who is a Full Member or Associate Member, respectively, for purposes of the qualifications set forth in the Amended and Restated Certificate of Incorporation of the Corporation in effect immediately prior to the Effective Date.

2. General Qualifications for the 2006 Annual Meeting and Prior to a Qualified Initial Public Offering. Commencing with the 2006 Annual Meeting (except with respect to any Holdover Directors while serving as such, who shall be deemed to be either Series B-1 Directors or Series B-2 Directors, as defined below), and until the Board of Directors approves a Qualified Initial Public Offering, the following qualifications for directors shall apply: three (3) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be “independent directors” as such term is defined in the Bylaws (the “Independent Directors”); eight (8) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-1 memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary (including any Holdover Directors elected or appointed as Full Member directors, as applicable, the “Series B-1 Directors”); two (2) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-2 memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary (including any Holdover Directors elected or appointed as Associate Member directors, as applicable, the “Series B-2 Directors”); one (1) director, on the date of his or her first nomination or selection as a nominee for the Board of Directors, shall be a holder of a Series B-1 membership in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and shall serve as Vice Chairman of the Board of Directors (the “Vice Chairman Director”); one (1) director, on the date of his or her first nomination or selection as a nominee for the Board of Directors, shall be a holder of a Series B-1 membership in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and shall serve as Chairman of the Board of Directors (the “Chairman Director”); and the President Director.

3. General Qualifications Following a Qualified Initial Public Offering. Following a Qualified Initial Public Offering, the following qualifications for directors shall apply: at least nine (9) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be Independent Directors and six (6) directors shall be directors of the CBOT Subsidiary (the “Subsidiary Directors”). The Subsidiary Directors shall be composed of four (4) directors who, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-1 memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary and two (2) directors who, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-2 memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary. All directors who are not Subsidiary Directors shall be “Parent Directors.” In addition, the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors shall no longer be required to meet the qualifications specified in Section B(2) of Article VI above, and shall be appointed by the Board of Directors from among the members of the Board of Directors rather than elected by the stockholders of the Corporation.

4. Regulatory Qualifications. No person shall serve on the Board of Directors (a) who is found by a final decision or settlement agreement (or absent a finding in the settlement agreement if any acts charged included a disciplinary offense) to have committed a disciplinary offense, as defined in Commodity Futures Trading Commission (“Commission”) Regulation 1.63 or any successor regulation (a) (6); (b) whose Commission registration in any capacity has been revoked or suspended; (c) who is subject to an agreement with the Commission or any self-regulatory organization not to apply for registration; (d) who is subject to a denial, suspension or disqualification from serving on a disciplinary committee, oversight committee, arbitration panel or governing board of any self-regulatory organization as that term is defined in Section 3(a)(26) of the Securities Exchange Act of 1934 or any successor provision; or (e) who has been convicted of any felony listed in Section 8a(2) (D) (ii) through (iv) of the Commodity Exchange Act or any successor provision; in each case, for a period of three years from the date of such final decision or settlement agreement or for such time as the person remains subject to any suspension or expulsion, or has failed to pay any portion of a fine imposed for committing a disciplinary offense, whichever is longer. All terms used in Section B(3) of Article VI shall be defined consistent with Commission Regulation 1.63(a) or any successor regulation.

5. Failure to Continue to be Qualified. Any director who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Board of Directors, or who ceases to qualify to serve on the Board of Directors under Sections B(2), B(3) or B(4) of Article VI, shall thereupon cease to be qualified as a director and the term of office of such person shall automatically end; provided that a Holdover Director elected or appointed as, or to complete the term of, a Full Member director shall remain qualified so long as such person is a holder of a Series B-1 membership in the CBOT Subsidiary and satisfies the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and a Holdover Director elected or appointed as, or to complete the term of, an Associate Member director shall remain qualified so long as such person is a holder of a Series B-2 membership in the CBOT Subsidiary and satisfies the qualifications and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary. Notwithstanding the foregoing, no action of such unqualified director, the Board of Directors or any committee thereof shall be rendered invalid or otherwise affected solely because such director becomes or at the time of such action was not qualified.

C. Classification of Directors.

1. Classification for the 2006 Annual Meeting.

a. Subject to Section C(2) of Article VI, commencing with the election of directors at the 2006 Annual Meeting, the number of directors constituting the Whole Board shall be sixteen (16) and the directors elected by the stockholders shall be divided into two classes, composed of eight directors and seven directors, respectively. In addition to those two classes, the Board of Directors shall also include the President Director. The first class of directors (“Class 1”) shall be composed of two (2) Independent Directors, one (1) Series B-2 Director, four (4) Series B-1 Directors and the Chairman Director. The second class of directors (“Class 2”) shall be composed of one (1) Independent Director, one (1) Series B-2 Director and four (4) Series B-1 Directors and the Vice Chairman Director.

b. Unless a Qualified Initial Public Offering has occurred, at the 2006 Annual Meeting, the following directors shall be elected for the terms set forth in this Section of D(1) Article VI:

i. Class 1: The term of four of the eight directors whose directorships correspond to Class 1, who shall be one Series B-1 Director, one Series B-2 Director and two Independent Directors, shall expire at the 2006 Annual Meeting and a successor to each director shall be elected at the 2006 Annual Meeting. Each director duly elected shall be elected for a term of office ending at the first annual meeting of the Corporation following the 2006 Annual Meeting.

ii. Class 2: The term of three directors whose directorships correspond to Class 2, who shall be one Series B-1 Director, one Independent Director and the Vice Chairman Director, shall expire at the 2006 Annual Meeting, and a successor to each director shall be elected for a term of office ending at the second annual meeting of the Corporation following the 2006 Annual Meeting.

2. Classification Following a Qualified Initial Public Offering. Following a Qualified Initial Public Offering, the number of directors constituting the Whole Board shall be seventeen (17) and the directors shall be divided into two classes, composed of nine (9) directors and eight (8) directors, respectively.

D. Election of Directors. Except as provided in Section C(1) of Article VI, at the 2006 Annual Meeting and each successive annual meeting of the Corporation occurring thereafter, directors shall be elected to succeed each director whose term shall expire. Each director duly elected shall be elected for a term of office ending at the second annual meeting of the Corporation following his or her election as director.

E. Pursuant to Section 141(a) of the DGCL, until a Qualified Initial Public Offering, the President Director shall not be entitled to any voting rights generally held by directors of the Corporation, and shall hold office for a term expiring upon the termination, for any reason, of his or her position as President and Chief Executive Officer of the Corporation. Until a Qualified Initial Public Offering, any vacancy arising from the termination of the President and Chief Executive Officer of the Corporation shall automatically be filled upon the qualification of a successor President Director by appointment as President and Chief Executive Officer of the Corporation and such successor President Director shall hold office for a term expiring upon the termination, for any reason, of his or her position as President and Chief Executive Officer of the Corporation.

F. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

G. Advance notice of stockholder nominations for the election of directors or the members of the Nominating Committee and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

H. Commencing with the earlier to occur of (1) the date of 2006 Annual Meeting and (2) the date of the Qualified Initial Public Offering, directors of the Corporation shall be removable by the stockholders only for cause; provided that, except as otherwise required by applicable law, the President Director may be removed from office only by the other directors in accordance with Section E of this Article VI and may not be removed from office by the stockholders.

ARTICLE VII

NOMINATING COMMITTEE

A. Until a Qualified Initial Public Offering.

Until a Qualified Initial Public Offering, the Corporation shall maintain an elected nominating committee (the “Nominating Committee”), which shall receive proposals from the stockholders of the Corporation regarding the nomination of individuals to serve as directors or as members of the Nominating Committee, review the qualifications of proposed individuals and such other individuals as the Nominating Committee may from time to time select and advise the Board of Directors of the Corporation as to its recommendations for the nomination of individuals to serve as directors of the Corporation or as members of the Nominating Committee. The members of the Nominating Committee may, but need not be, directors of the Corporation, and, until a Qualified Initial Public Offering, shall be subject to the qualifications set forth below in Section A (1) through (5) Article VII.

1. Composition. The Nominating Committee shall be composed of five (5) persons, including (a) four (4) persons who shall (except with respect to Holdover Full Member Representatives while serving as such, who shall be deemed to be Series B-1 Members, as indicated below), on the date of their first nomination or selection as nominees for election to the Nominating Committee, be both stockholders and holders of Series B-1 memberships in the CBOT Subsidiary (“Series B-1 Members”) and (b) one (1) person who shall (except with respect to the Holdover Associate Member Representative while serving as such, who shall be deemed to be a Series B-2 Member as indicated below), on the date of his or her first nomination or selection as a nominee for election to the Nominating Committee, be both a stockholder and the holder of a Series B-2 membership in the CBOT Subsidiary (the “Series B-2 Member”). Any member of the Nominating Committee who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Nominating Committee shall thereupon cease to be qualified to serve as a member of the Nominating Committee and the term of office of such person on such committee shall automatically end. This amendment and restatement of this Certificate of Incorporation shall not change the size or composition of the Nominating Committee and the terms of all members of the Nominating Committee in office prior to the 2006 Annual Meeting, including the members thereof elected or appointed as Full Member representatives (the “Holdover Full Member Representatives,” who shall be deemed to be Series B-1 Members) and the member thereof elected or appointed as an Associate Member representative (the “Holdover Associate Member Representative,” who shall be deemed to be a Series B-2 Member), shall expire at the annual meeting of the Corporation corresponding to the expiration year associated with such terms prior to the Effective Date.

2. Election.

a. At the 2006 Annual Meeting, the terms of two (2) Series B-1 Members shall expire and a successor to each such member shall be elected by the stockholders for a term of office of three (3) years.

b. At the first annual meeting of the Corporation following the 2006 Annual Meeting, the term of one (1) Series B-1 Member shall expire and a successor to such member shall be elected by the stockholders for a term of office of three (3) years.

c. At the second annual meeting of the Corporation following the 2006 Annual Meeting, the term of one (1) Series B-1 Member and the Series B-2 Member shall expire and a successor to each such member shall be elected by the stockholders for a term of office of three (3) years.

d. Each successor member to each member elected hereunder shall be elected for a term of office of three (3) years.

3. Organization. The Nominating Committee shall elect its own chairman, who for so long as he or she serves in such capacity shall at all times be a Series B-1 Member.

4. Term Limits. Members of the Nominating Committee may not be elected or appointed to serve again as a member of the Nominating Committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the Nominating Committee may serve.

5. Removal; Vacancies. Members of the Nominating Committee may be removed by the stockholders of the Corporation with or without cause. Any vacancies in the Nominating Committee shall be filled by the Board of Directors of the Corporation, and members so chosen shall hold their position for a term expiring at the next annual meeting of the stockholders.

B. Following a Qualified Initial Public Offering.

Following a Qualified Initial Public Offering, the Nominating Committee will be dissolved and reconstituted as a committee of the Board of Directors in accordance with the terms and provisions of the Bylaws, shall not be subject to the requirements set forth hereinafter in this Article VII, and shall be composed entirely of directors who meet the independence requirements of (a) § 301 of the Sarbanes-Oxley Act of 2002 and (b) any applicable exchange rules of any exchange on which the Class A Common Stock of the Corporation are listed.

ARTICLE VIII

AMENDMENT OF BYLAWS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the members of the Whole Board having voting rights. The holders of Common Stock shall also have power to adopt, amend or repeal the Bylaws.

ARTICLE IX

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. For purposes of this Article IX, the term “director” shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE XI

SECTION 203

The Corporation hereby elects to be governed by Section 203 of the DGCL.

* * * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 22nd day of April, 2005.

CBOT Holdings, Inc.

/s/ Bernard W. Dan
Name:	Bernard W. Dan
Title:	President and Chief Executive Officer